Exhibit 3.4

THIRD CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMBIT BIOSCIENCES CORPORATION

AMBIT BIOSCIENCES CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

ONE: The name of the Company is Ambit Biosciences Corporation, the original name of the Company is Aventa Biosciences Corporation and the date on which the Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware was May 17, 2000.

TWO: M. Scott Salka is the duly elected and acting Chief Executive Officer of the Company.

THREE: The Board of Directors of the Company, acting in accordance with the provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

1. Article IV, Section A. shall be amended and restated to read in its entirety as follows:

“A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is sixty-six million nine hundred three thousand three hundred seventy-six (66,903,376) shares, thirty-eight million two hundred thousand (38,200,000) shares of which shall be Common Stock (the “Common Stock”), each having a par value of one-tenth of one cent ($0.001) and twenty-eight million seven hundred three thousand three hundred seventy-six (28,703,376) shares of which shall be Preferred Stock (the “Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).”

2 Article IV, Section D. shall be amended and restated to read in its entirety as follows:

“D. One hundred sixty-two thousand five hundred nineteen (162,519) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), one million nine hundred seventy-five thousand six hundred seventy-seven (1,975,677) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), seven million seventy-six thousand seven hundred eighteen (7,076,718) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), one million five hundred thirty-eight thousand four hundred sixty-two (1,538,462) of the authorized shares of Preferred Stock are hereby designated “Series C-2 Preferred Stock” (the

“Series C-2 Preferred”) and seventeen million nine hundred fifty thousand (17,950,000) of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred” and, together with the Series A Preferred, Series B Preferred, Series C Preferred and Series C-2 Preferred, the “Series Preferred”).”

3. Article IV, Section E.4(i)(iv) shall be amended to (i) delete the word “and” at the end of subsection (6) thereunder, (ii) delete the period at the end of subsection (7) thereunder and add in its place a semicolon and (iii) add new subsections (8) and (9) thereunder to read in full as follows:

“(8) Convertible Securities to be issued pursuant to the Note and Warrant Purchase Agreement to be entered into by and among the Company and the parties listed as “Purchasers” thereunder on or about June 4, 2009 (the “Note Purchase Agreement”) and shares of Common Stock and/or Preferred Stock issued upon conversion of such Convertible Securities; and

(9) Convertible Securities to be issued pursuant to the Note and Warrant Purchase Agreement entered into by and among the Company, Ambit Biosciences (Canada) Corporation and GrowthWorks Canadian Fund LTD. in June 2009 and shares of Common Stock and/or Preferred Stock issued upon conversion of such Convertible Securities.”

4. Article IV, Section E.4 shall be amended to (i) rename subsections (m), (n), (o), (p) and (q) as subsections (n), (o), (p), (q) and (r), respectively, and add new subsection (m) to read in full as follows:

“(m)	Special Mandatory Conversions.

For purposes of this Section 4(m), the following definitions shall apply:

“Advance Closing,” “Advance Closing Loan Amount,” “Advance Closing Participation Rate,” “Initial Closing,” “Notes,” “Professional Investor,” “Second Closing,” “Second Closing Initial Notice,” “Second Closing Minimum Amount,” “Third Closing,” “Third Closing Initial Notice” and “Third Closing Minimum Amount” shall have the meanings set forth in the Note Purchase Agreement.

An “Affiliate” of any Eligible Holder or Purchaser shall mean (i) any partner or retired partner of such Eligible Holder or Purchaser which is a partnership; (ii) any member or former member of such Eligible Holder or Purchaser which is a limited liability company; (iii) any family member or trust for the benefit of an individual Eligible Holder or Purchaser or (iv) any affiliated venture capital fund of such Eligible Holder or Purchaser; provided however, that for purposes of this Section 4(m), Kevin Kinsella shall not be considered an Affiliate of Avalon Ventures and Avalon Ventures shall not be considered an Affiliate of Kevin Kinsella.

An “Eligible Holder” shall mean any holder of Series Preferred as the date of the mailing of the Notice.

The “Initial Closing Amount” shall mean $8,930,628.27.

A “Non-participating Holder” shall be an Eligible Holder that, together with the Affiliates of such Eligible Holder, does not purchase at least fifty percent (50%) of such Eligible Holder’s Pay to Play Pro Rata Share at the Advance Closing or Initial Closing (or combination thereof).

A “Non-participating Professional Investor” shall be an Eligible Holder that does not purchase Notes with an aggregate principal amount equal to at least such Eligible Holder’s Advance Closing Loan Amount, if any, at the Advance Closing pursuant to Section 2.3 of the Note Purchase Agreement.

The “Notice” shall mean the written notice delivered to an Eligible Holder by the Company as described in Section 4(m)(ii)(B) below.

An Eligible Holder’s “Pay to Play Pro Rata Share” shall mean an amount equal to (1) the Initial Closing Amount multiplied by (2) a fraction, the numerator of which is the number of outstanding shares of Series Preferred held by the Eligible Holder and the Affiliates of such Eligible Holder (on an as-converted to Common Stock basis) and the denominator of which is the total number of outstanding shares of Series Preferred (on an as-converted to Common Stock basis) as of the date of delivery of the Notice.

A “Purchaser” shall mean any holder of Series Preferred on the date of the mailing of the Second Closing Initial Notice or Third Closing Initial Notice that purchased Notes in the Advance Closing and/or the Initial Closing.

All shares of Preferred Stock held by the Non-participating Professional Investors and its Affiliates shall automatically and without further action on the part of such Non-participating Professional Investors be converted, effective as of the opening of business on the first day following the date of the Advance Closing, into shares of Common Stock at the applicable Series Preferred Conversion Rate in effect at the time of such automatic conversion, and all rights of such holder as a holder of Series Preferred with respect to the shares so automatically converted shall terminate immediately upon such automatic conversion.

Following the Advance Closing:

the Company shall deliver a written notice (the “Notice”) to each Eligible Holder that (i) states the Company’s intention to issue Notes in the Initial Closing; (ii) indicates the principal material terms upon which the Company proposes to issue the Notes (including the date of the Initial Closing); (iii) specifies such Eligible Holder’s Pay to Play Pro Rata Share; and (iv) offers such Eligible Holder together with its Affiliates the right to purchase Notes at the Initial Closing subject to the limitations set for the below:

an Eligible Holder, other than a Professional Investor, shall have the right to purchase, together with its Affiliates, up to a principal amount of Notes in the Initial Closing equal to 153% (but not more than 153%) of its Pay to Play Pro Rata Share;

a Professional Investor that has an Advance Closing Participation Rate of less than 50% may purchase, together with its Affiliates, up to a principal amount of Notes in the Initial Closing that, together with the principal amount of Notes such Professional Investor and its Affiliates purchased in the Advance Closing, is equal to 50% (but no more than 50%) of such Professional Investor’s Pay to Play Pro Rata Share;

a Professional Investor that has an Advance Closing Participation Rate equal to 50% or more but less than 100% may purchase, together with its Affiliates, up to the principal amount of Notes in the Initial Closing that, together with the principal amount of Notes such Professional Investor and its Affiliates purchased in the Advance Closing, is equal to 100% (but no more than 100%) of such Professional Investor’s Pay to Play Pro Rata Share; and

a Professional Investor that has an Advance Closing Participation Rate of 100% or more may purchase, together with its Affiliates, up to the principal amount of Notes in the Initial Closing that, together with the principal amount of Notes such Professional Investor and its Affiliates purchased in the Advance Closing, is equal to 153% (but not more than 153%) of such Professional Investor’s Pay to Play Pro Rata Share.

Subject to the limitations set forth above, each Eligible Holder shall, within 25 days from the date the Notice is delivered, provide written notice to the Company of the amount of Notes such Eligible Holder together with its Affiliates shall purchase at the Initial Closing. Each Eligible Holder that (i) did not previously purchase at least fifty percent (50%) of such Eligible Holder’s Pay to Play Pro Rata Share at the Advance Closing and (ii) does not notify the Company pursuant to such written notice that it shall purchase a principal amount of Notes in the Initial Closing that, together with the principal amount of Notes such Eligible Holder and its Affiliates purchased in the Advance Closing, equal to at least 50% of such Eligible Holder’s Pay to Play Pro Rata Share, shall be deemed to be a Non-participating Holder.

All shares of Preferred Stock held by the Non-participating Holders and their Affiliates shall automatically and without further action on the part of such Non-participating Holders be converted, effective as of the opening of business on the first day following the date of the Initial Closing, into shares of Common Stock at the applicable Series Preferred Conversion Rate in effect at the time of such automatic conversion, and all rights of such holder as a holder of Series Preferred with respect to the shares so automatically converted shall terminate immediately upon such automatic conversion.

In the event that a Second Closing Initial Notice or a Third Closing Initial Notice is delivered by the Company in accordance with the terms of the Note Purchase Agreement not less than 15 calendar days prior to the proposed date of the Second Closing or the Third Closing, as applicable, and thereafter any Purchaser together with the Affiliates of such Purchaser does not purchase at the Second Closing or the Third Closing, as applicable, Notes with a principal amount equal to such Purchaser’s Second Closing Minimum Amount or Third Closing Minimum Amount, as applicable, then notwithstanding any other provision of this Certificate of Incorporation, all of the shares of Series Preferred held by such Purchaser and its Affiliates and any transferee of any shares of Series Preferred held by such holder as of the date of the Second Closing Initial Notice or Third Closing Initial Notice, as applicable, shall automatically and without further action on the part of such holder be converted, effective as of the opening of business on the first day following the date of the Second Closing or Third Closing, as applicable, into shares of Common Stock at the applicable Series Preferred Conversion Rate in effect at the time of such automatic conversion, and all rights of such holder as a holder of Series Preferred with respect to the shares so automatically converted shall terminate immediately upon such automatic conversion.

Upon the occurrence of any of the events specified in Sections 4(m)(iii), 4(m)(iv) and 4(m)(v) above, the applicable outstanding shares of Series Preferred shall be converted automatically and without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).”

FOUR: The foregoing amendments were submitted to the stockholders of the Company for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Ambit Biosciences Corporation has caused this Third Certificate of Amendment to be signed by its Chief Executive Officer this 4th day of June, 2009.

AMBIT BIOSCIENCES CORPORATION

Signature:	/s/ M. Scott Salka

Print Name:	M. Scott Salka

Title:	Chief Executive Officer

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THIRD CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]